Exhibit 5.1

June 21, 2017

Sangamo Therapeutics, Inc.

501 Canal Boulevard

Richmond, CA 94804

Re:	Sangamo Therapeutics, Inc. Registration Statement on Form S-3 (File No. 333-218294)

Ladies and Gentlemen:

We have acted as counsel to Sangamo Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of (i) the referenced Registration Statement (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “SEC”), (ii) the preliminary prospectus supplement of the Company dated June 20, 2017, including the accompanying base prospectus dated June 7, 2017 (the “Base Prospectus”), which was filed by the Company with the SEC on June 20, 2017 pursuant to Rule 424(b) promulgated under the Securities Act (the “Preliminary Prospectus Supplement”), and (iii) the final prospectus supplement of the Company dated June 21, 2017, including the accompanying Base Prospectus, which final prospectus supplement was filed by the Company with the SEC on June 7, 2017 pursuant to Rule 424(b) promulgated under the Securities Act (the “Prospectus”), relating to the offering and sale by the Company of up to 10,000,000 shares of its Common Stock per share, plus an additional 1,500,000 shares of Common Stock that the underwriters have an option to purchase (collectively, the “Shares”). The Shares are to be issued and sold by the Company pursuant to an Underwriting Agreement dated June 21, 2017 (the “Underwriting Agreement”) between the Company and Cowen and Company, LLC and Wells Fargo Securities, LLC as representatives of the several underwriters.

In connection with this opinion letter, we have examined the Registration Statement, the Preliminary Prospectus Supplement, the Prospectus and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, the Bylaws of the Company, the Underwriting Agreement and such other documents, records and other instruments, including resolutions adopted by the board of directors of the Company and the pricing committee thereof at meetings or by written consent, as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

Morgan, Lewis & Bockius LLP 1400 Page Mill Road Palo Alto, CA 94304 United States	+1.650.843.4000 +1.650.843.4001

Sangamo Therapeutics, Inc.

June 21, 2017

The opinion expressed herein is limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan Lewis & Bockius